Exhibit 99.1

Byline Bancorp, Inc. Announces the Appointment of Margarita Hugues Vélez to its Board of Directors and the Retirement of Board Member Steven M. Rull

Chicago, IL, April 22, 2022 – Byline Bancorp, Inc. (NYSE: BY) announced today the appointment of Margarita Hugues Vélez to the Boards of Directors of both Byline Bancorp and its subsidiary, Byline Bank, effective immediately. Ms. Hugues Vélez brings several years of experience as a director of international private and public companies. The Company also announced the retirement of Steven M. Rull, who has served on the Board since 2016, effective as of the Company’s Annual Meeting in June.

“We want to thank Steven for his six years of invaluable service on our Board,” said Roberto R. Herencia, Executive Chairman and Chief Executive Officer of Byline Bancorp, Inc. “His expertise and steadfast leadership have been instrumental in guiding Byline Bank into its next phase of transformative growth. We are grateful for the impact he’s had on the Company and wish him all the best.”

Herencia continued, “Margarita is an experienced business leader who is known and respected for exceptional performance and we are very pleased to welcome her to the Byline Board of Directors. The banking industry is undergoing a tremendous transformation. Margarita’s expertise in areas of corporate law, strategy, and innovation will be an excellent addition to our board. I am certain she will be a great asset for our management team and to our company as we continue making investments to better serve our customers.”

About Margarita Hugues Vélez

Ms. Hugues Vélez is the Corporate Director at Grupo Kaluz, S.A. de C.V., which is the holding company for Orbia, S.A.B. de C.V. (formerly know as Mexichem, S.A.B. de C.V.) and Elementia Materiales, S.A.B. de C.V. and Fortaleza Materiales, S.A.B. de C.V. (formerly known as Elementia, S.A.B. de C.V.). Her professional career encompasses senior leadership positions in relevant companies, such as Grupo Modelo, S.A.B. de C.V., as well as professional experience in Mexican and international law firms. Ms. Hugues Vélez holds a law degree from Universidad Panamericana, in Mexico.

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. is the parent company for Byline Bank, a full service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank has approximately $6.7 billion in assets and operates more than 40 full service branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top five Small Business Administration lenders in the United States.

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Contacts:

Investors: Media:

Brooks Rennie Erin O’Neill

Investor Relations Director Marketing Director

Byline Bank Byline Bank

(312) 660-5805 (773) 475-2901

brennie@bylinebank.com eoneill@bylinebank.com